EXHIBIT 5.1

September 20, 2004

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Re:	IDT Corporation—Registration Statement on Form S-3 (File No. 333- )

Ladies and Gentlemen:

I am the Secretary and General Counsel of IDT Corporation (the “Company”), and as such I have been asked to render the following opinion in connection with the Registration Statement on Form S-3 (as amended, the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 205,924 shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Stock”), for resale by certain stockholders of the Company as described in the Registration Statement.

As your counsel in connection with the Registration Statement, I have reviewed the corporate proceedings taken by you with respect to the authorization of the issuance of the shares of Class B Stock to be offered pursuant to the Registration Statement and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Class B Stock to be sold pursuant to the Registration Statement will, when sold, be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Shares” in the Prospectus included therein.

Very truly yours,

/s/ JOYCE J. MASON
Joyce J. Mason Secretary and General Counsel